UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DICKIE WALKER MARINE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	33-0931599
(State of Incorporation)	(I.R.S. Employer ID No.)

1405 South Coast Highway, Oceanside, California 92054

(Address of Principal Offices) (Zip Code)

EQUITY INCENTIVE PLAN

(Full title of the plan)

Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801

(Name and address of agent for service)

302-658-7581

(Telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock Par value $.001 per share	750,000 shares	$1.51	$1,132,500	$143.49

(1)	Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, solely for the purpose of calculating the registration fee based on the average high and low sales price per share of the registrant’s common stock on May 25, 2004 on the Nasdaq SmallCap Market.

PART I

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*This registration statement relates to securities of Dickie Walker Marine, Inc. (the “registrant”) to be offered pursuant to the registrant’s Equity Incentive Plan (the “Plan”) as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to the Plan is omitted from this registration statement in accordance with the Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Dickie Walker Marine, Inc. (the “Company”) incorporates by reference the following documents filed with the Securities and Exchange Commission:

•	Our latest Annual Report filed on Form 10-KSB, which contains audited financial statements for our fiscal year ended September 30, 2003, the latest fiscal year for which such statements have been filed.

•	Our latest Quarterly Report filed on Form 10-QSB, filed April 30, 2004.

•	Section entitled “Description of Registrant’s Securities to be Registered” contained in our Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934.

•	All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

The only statute, bylaw, contract or arrangement under which any controlling person, director or officer of the company is insured or indemnified in any matter against liability which he may incur in his capacity as such, are as follows:

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of the director’s duty of care. However, these provisions do not affect a director’s responsibilities under any other laws, including federal securities laws.

Our certificate of incorporation provides for the indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees and agents, to the extent determined by our Board of Directors, except that we will generally not be obligated to indemnify a person in connection with an action initiated by that person without our prior written consent. The indemnification provided under our certificate of incorporation obligates us to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification.

We shall have the power, to the extent and in the manner permitted by the Delaware General Corporation Law, to indemnify each of our directors, officers, employees, and agents against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 145(a) of the Delaware General Corporation Law), arising by reason of the fact that such person is or was an employee, officer, or agent of the corporation. For purposes of this Section, a “director,” “officer,” “employee,” or “agent” of the corporation includes any person (i) who is or was a director, officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise.

We shall pay the expenses (including attorneys’ fees) incurred in defending any proceeding, prior to its final disposition, provided that to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by person seeking indemnification to repay all amounts advanced if it should ultimately be determined that the indemnified party is not entitled to be indemnified.

If a claim for indemnification or payment of expenses is not paid in full within sixty (60) days after a written claim by the indemnitee has been received by the Corporation, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim

The indemnification provided by our Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of our Certificate of Incorporation, our Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The obligation to indemnify or advance expenses to any Indemnitee who was or is serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount the Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person’s status as such, whether or not the corporation would have the power to indemnify that person against such liability under the provisions of our Bylaws.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

The exhibits to this registration statement are listed below.

Exhibit	Description of Exhibit

4.1	Specimen stock certificate representing shares of common stock of the registrant, filed as Exhibit 4.1 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.2	Form of Representative’s Warrant, filed as Exhibit 4.2 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.3	Placement Agent’s Warrant, filed as Exhibit 4.3 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.4	Form of Investor Note from 2001 Private Placement, filed as Exhibit 4.4 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

*5.1	Opinion of Gorsuch Kirgis LLP regarding the legality of the securities registered hereunder.

*10.20	Equity Incentive Plan, as amended November 17, 2003 and March 9, 2004.

*23.1	Consent of Gorsuch Kirgis LLP (included in Exhibit 5.1 to this registration statement).

*23.2	Consent of Ernst & Young LLP, Independent Accountants.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling person of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, State of California, on May 26, 2004.

DICKIE WALKER MARINE, INC.

By:	/s/ Gerald W. Montiel	Date: May 26, 2004

Gerald W. Montiel, Chairman, Chief Executive Officer and President

By:	/s/ Todd W. Schmidt	Date: May 26, 2004

Todd W. Schmidt, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Gerald W. Montiel	Date: May 26, 2004

Gerald W. Montiel, Chairman, Chief Executive Officer, President, Director

/s/ Norman L. Lefkovits, Jr.	Date: May 26, 2004

Norman L. Lefkovits, Jr., Director

/s/ Brian S. Kaminer	Date: May 26, 2004

Brian F. Kaminer, Director

/s/ James R. Smith	Date: May 26, 2004

James R. Smith, Director

/s/ W. Brent Robinson	Date: May 26, 2004

W. Brent Robinson, Director

INDEX TO EXHIBITS TO DICKIE WALKER MARINE, INC.

REGISTRATION STATEMENT ON FORM S-8

Exhibit	Description of Exhibit

4.1	Specimen stock certificate representing shares of common stock of the registrant, filed as Exhibit 4.1 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.2	Form of Representative’s Warrant, filed as Exhibit 4.2 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.3	Placement Agent’s Warrant, filed as Exhibit 4.3 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.4	Form of Investor Note from 2001 Private Placement, filed as Exhibit 4.4 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

*5.1	Opinion of Gorsuch Kirgis LLP regarding the legality of the securities registered hereunder.

*10.20	Equity Incentive Plan, as amended November 17, 2003 and March 9, 2004.

*23.1	Consent of Gorsuch Kirgis LLP (included in Exhibit 5.1 to this registration statement).

*23.2	Consent of Ernst & Young LLP, Independent Accountants.

*	Filed herewith.